Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 14, 2011, with respect to the financial statements of American Realty Capital Trust III, Inc. (a Maryland Corporation in the Developmental Stage) which are contained in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 1 to this Registration Statement and Prospectus on Form S-11 (File No. 333-170298, effective March 31, 2011). We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

July 20, 2011